Exhibit 23.6

Euronav NV

De Gerlachekaai 20

2000 Antwerpen

Belgium

February 6, 2018

Dear Sir/Madam:

Reference is made to the registration statement on Form F-4 and the proxy statement and prospectus contained therein, including any amendments or supplements thereto (the “Registration Statement”) of Euronav NV (the “Company”). We hereby consent to all references to our name in the Registration Statement and to the use of the statistical information supplied by us as set forth in the Registration Statement, including any such information that has been incorporated by reference into the Registration Statement from the Company’s annual report on Form 20-F for the year ended December 31, 2016 (the “Form 20-F”). We further advise the Company that our role has been limited to the provision of such statistical data supplied by us. With respect to such statistical data, we advise you that:

(1) we have accurately described the information and data of the tanker shipping industry, subject to the availability and reliability of the data supporting the statistical and graphical information presented; and

(2) our methodologies for collecting information and data may differ from those of other sources and does not reflect all or even necessarily a comprehensive set of the actual transactions occurring in the tanker shipping industry.

We hereby consent to the filing of this letter as an exhibit to the Registration Statement to be filed with the U.S. Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, and to any reference to our firm in the Registration Statement.

Yours faithfully,

/s/ Nigel Gardiner
Nigel Gardiner
Group Managing Director
Drewry Shipping Consultants Ltd

LONDON | DELHI | SINGAPORE | SHANGHAI

Drewry Shipping Consultants, 15-17 Christopher Street, London EC2A 2BS, United Kingdom

t: +44 (0) 20 7538 0191    f: +44 (0) 20 7987 9396    e: enquiries@drewry.co.uk

Registered in England No. 3289135 Registered VAT No. 830 3017 77

www.drewry.co.uk